EXHIBIT 99.1

Atrion Reports Third Quarter Results

ALLEN, Texas, Nov. 08, 2021 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the third quarter ended September 30, 2021.

Revenues totaled $42.9 million compared to $33.8 million for the same period in 2020. Net income for the third quarter of 2021 totaled $8.3 million, an increase of $1.1 million compared to $7.2 million for the same period in 2020, with diluted earnings per share for the third quarter of 2021 at $4.58 compared to $3.95 for the third quarter of 2020.

Commenting on the results for the third quarter, David Battat, President and CEO, stated, “We have spent this year focusing on expanding our customer base, increasing business with existing customers by providing seamless deliveries in the face of global supply chain shortages, and investing to further improve quality and manufacturing efficiency.” Mr. Battat added, “Thanks to these efforts, along with the gradual resumption of surgeries and procedures at hospitals and physician offices, I am especially pleased to report that in the just-ended third quarter revenues were up 27% compared to the third quarter of 2020, with every major product category showing improvements.”

Mr. Battat continued, “Our results were favorably impacted by a 42% increase in Cardiovascular revenues compared to the third quarter of 2020 when many surgeries were postponed due to COVID-19. Excluding Cardiovascular, our revenues from all other major products were up 19% compared to last year’s third quarter.” Mr. Battat added, “Although this 42% increase was extraordinary, we believe our Cardiovascular products are well positioned for solid growth. After several years of R&D investments, we have brought highly innovative new products to the market over the past year for both minimally invasive balloon-based procedures as well as open heart surgeries. With an aging population, we expect this area to provide significant long term growth, albeit at a more modest pace than that reflected in the above quarter-to-quarter comparison.”

Mr. Battat continued, “I am pleased to report that, after extensive planning, we have begun construction to expand one of our facilities to meet anticipated capacity needs. This project will increase the Company’s overall manufacturing space by about a third.”

Addressing the outlook for the remainder of the year, Mr. Battat said, “We are experiencing higher costs for wages, labor, and raw materials as evidenced by our gross profit margins dropping to 41% in the current-year period from 44% in last year’s third quarter. Despite these higher costs, we continue to expect increases in revenue and operating income of approximately 25% in fourth quarter of this year compared to fourth quarter 2020.

Cash and short and long term investments totaled $78.1 million as of September 30, 2021, following the purchases of 10,705 shares of our common stock in the third quarter at an average price of $607 per share, for a total cost of $6.5 million.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website cite www.atrioncorp.com

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding growth in Cardiovascular products, increase in manufacturing space, and increases in revenue and operating income in the fourth quarter of 2021. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$42,855	$33,785	$124,716	$115,348
Cost of goods sold	25,065	18,887	72,720	63,114
Gross profit	17,790	14,898	51,996	52,234
Operating expenses	8,312	7,315	23,792	22,891
Operating income	9,478	7,583	28,204	29,343

Interest and dividend income	281	303	680	1,161
Other investment income (loss)	(173)	678	852	5
Other income	--	--	67	--
Income before income taxes	9,586	8,564	29,803	30,509
Income tax provision	(1,309)	(1,321)	(4,875)	(5,764)
Net income	$8,277	$7,243	$24,928	$24,745

Income per basic share	$4.59	$3.96	$13.71	$13.46

Weighted average basic shares outstanding	1,803	1,829	1,818	1,839

Income per diluted share	$4.58	$3.95	$13.68	$13.42

Weighted average diluted shares outstanding	1,806	1,834	1,822	1,844

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sep 30,	Dec. 31,
ASSETS	2021	2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$23,656	$22,450
Short-term investments	29,590	19,258
Total cash and short-term investments	53,246	41,708
Accounts receivable	25,221	16,445
Inventories	47,307	50,298
Prepaid expenses and other	7,992	3,868
Total current assets	133,766	112,319
Long-term investments	24,898	46,207
Property, plant and equipment, net	97,069	94,935
Other assets	13,201	13,429

	$268,934	$266,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	14,816	13,636
Line of credit	--	--
Other non-current liabilities	14,839	12,812
Stockholders’ equity	239,279	240,442

	$268,934	$266,890